Exhibit 99.1

LeapFrog Appoints Randy O. Rissman to Board of Directors

Emeryville, Calif. - August 15, 2011 – LeapFrog Enterprises, Inc. (NYSE: LF) announced today that Randy O. Rissman, has joined the company’s board of directors effective on August 11, 2011.

“Randy has more than 30 years of success in children’s gaming and entertainment, and will bring additional expertise to the company and the LeapFrog brand,” said William Chiasson, LeapFrog chairman. “His appointment comes at an exciting time as we continue to develop innovative high-quality products that provide engaging entertainment experiences incorporating proven educational curricula.”

Mr. Rissman was chief executive officer of Tiger Electronics, Inc. from 1978 to 1998, an early pioneer of children’s electronic gaming he co-founded and which was purchased by Hasbro, Inc. in 1998. Mr. Rissman is currently managing director of Leo Capital Holdings, LLC, a venture capital fund he founded in 2000, which makes early stage investments in technology and media based companies focused on consumer content and mobile applications.

Mr. Rissman holds a bachelor’s degree from the University of Michigan and a Master of Business Administration from the Harvard Business School.

About LeapFrog

LeapFrog Enterprises, Inc. is an education innovator and a leading developer of educational entertainment for children. LeapFrog’s award-winning product portfolio is designed to help children achieve their full potential by delivering best-in-class curriculum through engaging and technology-based platforms, content and toys. The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers product recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for life and academic success. LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms. LeapFrog is based in Emeryville, California and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at www.leapfrog.com.

NOTE: LEAPFROG and the LeapFrog logo are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the ability of our directors to contribute to our Board and the Company and our ability to bring certain products to market. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include highly changeable consumer preferences and toy trends, our ability to achieve anticipated sales levels, particularly with respect to newly-launched products, the overall economic environment and its effect on retail business, the seasonality of our business, introductions of products that compete with our platforms by a variety of other companies, our ability to respond quickly and cost effectively to changes in manufacturing costs and in consumer demand for our products, our ability to manage operating expenses effectively, and our ability to provide high-quality experiences to consumers with all of our products and services. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2010 annual report on Form 10-K filed on February 22, 2011. All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

Contact Information

Investors:	Media:
Karen Sansot	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437